News Release	For Immediate Release

Contact: Jeff Laudin	July 15, 2010
Phone: 402-963-1158
Fax: 402-963-1198

Valmont Announces Second Quarter Results

Highlights:

•	Significant decline in Utility Support Structures Segment sales and operating income.

•	Irrigation Segment operating income increased 69% on an 11% improvement in sales.

•	Coatings Segment operating income improved 19% on a 17% increase in sales.

•	Engineered Support Structures Segment sales and operating income pressured by lower lighting and traffic, and wireless communication product sales.

•	Delta Segment contributed $74.2 million to sales and $7.2 million to operating income subsequent to its acquisition on May 12.

•	The total second quarter net earnings impact from deal and financing expenses related to the acquisition of Delta plc was $12.0 million after tax or $0.45 per diluted share.

Omaha, NE - Valmont Industries, Inc. (NYSE: VMI), a leading global manufacturer of engineered products for infrastructure, mechanized irrigation equipment for agriculture, and a provider of coating services, reported sales for the second quarter of $481.6 million compared with $498.8 million for the same period of 2009. Second quarter 2010 net earnings were $17.1 million, or $0.65 per diluted share, versus second quarter 2009 net earnings of $44.2 million, or $1.69 per diluted share.

For the first six months of 2010, sales were $849.0 million versus $954.0 million in 2009. Valmont’s first half net earnings were $33.6 million, or $1.27 per diluted share, compared with 2009 first half net earnings of $80.1 million, or $3.05 per diluted share.

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Second Quarter Review:

“The key driver of second quarter results was the substantial decline in global utility sales and profitability, and deal expenses in connection with the acquisition of Delta plc. The addition of revenues and profits from the Delta Segment and positive comparisons in the Irrigation and Coatings Segments, and other operations partly offset the weakness of the Utility Support Structures and Engineered Support Structures Segments,” said Mogens C. Bay, Valmont’s Chairman and Chief Executive Officer.

“Engineered Support Structures Segment results were lower globally due to reduced government spending on infrastructure, weakness in commercial and residential construction, and weaker demand for wireless communication structures. Irrigation Segment sales increased due to improved farmer sentiment worldwide. Coatings Segment sales increased as a result of modest improvement in demand for custom coatings.

“Lower volumes, particularly in the utility business contributed to substantial de-leverage of fixed costs and a 46% reduction in operating income for the Company.

“Expenses and fees related to the acquisition of Delta plc of approximately $12.0 million after-tax were an additional burden on earnings.”

Second Quarter Segment Review:

Utility Support Structures Segment (23% of 2nd Quarter Sales)
Steel and concrete structures for the global electric utility industry.

Sales decreased 48% to $112.8 million compared with $216.2 million in 2009. The decline in sales was mostly due to reduced investment by North American utility companies on transmission infrastructure following very high activity levels last year, combined with lower electricity consumption due to the economic recession. International utility sales were higher, driven by an increase in export projects for developing nations.

In North America, a decline in electricity consumption lowered electric utilities’ revenue. While there is a substantial pipeline of large transmission projects under development, we believe utilities responded to the recessionary environment by delaying some capital projects until signs of economic recovery become clearer. Further project delays also occurred when some larger transmission projects faced increased rights-of-way and permit challenges.

Operating income fell 76% to $11.9 million and was 10.6% of sales. Profitability was impacted by substantial manufacturing and SG&A de-leverage combined with a very competitive pricing environment.

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Engineered Support Structures Segment (28% of 2nd Quarter Sales)
Structures for lighting and traffic, wireless communication and other specialty structures worldwide.

Second quarter sales were $134.7 million, a decrease of 10% from $150.4 million in 2009. In North America, the main driver was a decline in intercompany utility sales and weakness in the wireless communication structures market. Lighting and traffic sales were slightly higher benefitting from the extension of the 2005 highway bill until December, 2010. Commercial lighting sales fell due to continued weakness in real estate development.

International lighting and traffic product sales declined due to global economic weakness. International sales of wireless structures were lower due to a decrease in carrier network investment in China.

Operating income decreased 30% to $8.1 million or 6.0% of segment sales. The decline in operating income resulted from a more competitive pricing environment, lower volumes and operational de-leverage.

Delta Segment (15% of 2nd Quarter Sales)
Engineered steel products, galvanizing and the production of manganese dioxide.

The “Delta Segment” was formed upon the completion of Valmont’s acquisition of Delta plc on May 12, 2010.  Delta Segment sales for the period from May 12 to June 26, 2010 were $74.2 million. Operating income was 9.7% of sales or $7.2 million, net of approximately $2 million of acquisition related amortization expenses.

Irrigation Segment (23% of 2nd Quarter Sales)
Center pivot and linear move mechanized irrigation equipment and parts for agriculture in global markets.

Sales increased 11% to $112.2 million compared with $101.1 million in 2009. In North America, sales increased from the weaker levels of 2009 partly as a result of favorable government conservation and financing programs that aided North American sales. International sales were higher with most regions posting sales increases.

Operating income increased 69% to $16.6 million and was 14.8% of segment sales. The improvement in operating income was primarily the result of increased leverage of fixed factory costs and some improvement in pricing.

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Coatings Segment (7% of 2nd Quarter Sales)
Hot-dip galvanizing, anodizing and powder coatings to protect against corrosion of steel and aluminum in North American markets.

Sales of $33.4 million were 17% above last year’s $28.6 million. The sales increase reflects improved demand in the regions served by Valmont’s coatings locations, more than offsetting a reduction in internal demand.

Operating income improved 19% to $7.6 million, or 22.7% of segment sales. The increase in operating income was the result of higher sales volumes and associated leverage of fixed factory costs, and a favorable sales mix.

Outlook:

“We now expect earnings for the year to decline around 35% from our record earnings in 2009, before the impact of Delta and any transaction expenses related to the Delta acquisition.

“The driver of our outlook is the pace of incoming orders and lower margins in our Utility Support Structures Segment. Incoming orders are not at the level we expected earlier in the year and the pricing environment is very competitive,” Mr. Bay said.

“For the Engineered Support Structures Segment, we expect a modest decline in sales mostly driven by budgetary constraints facing the state economies in North America. We do expect improved operating income performance comparisons in the second half of the year as we continue to address our cost structure in view of soft markets.

“Results in the Irrigation Segment for the year should show modest improvement in sales and a good improvement in operating income.

“Our outlook for the Delta Segment for 2010 is for operating income to largely offset financing and deal expenses related to the acquisition.

“We expect continued good activity in our Coatings Segment.

“While current global economic weakness has slowed investment in infrastructure world-wide, we believe Valmont, with its leadership position in most of our markets should be well positioned to benefit from the inevitable renewed investment in infrastructure spending.”

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An audio discussion of Valmont’s second quarter results by Mogens C. Bay, Chairman and Chief Executive Officer and Terry J. McClain, Senior Vice President and Chief Financial Officer, will be available live by telephone by dialing 1-877-493-2981 and entering Conference ID#: 48123061 or via the Internet at 8:00 a.m. CDT July 16, 2010, by pointing browsers to: http://www.valmont.com/page.aspx?id=445&pid=21 After the event you may listen by accessing the above link or by telephone. Dial 1-800-642-1687 or 706-645-9291, and enter the Conference ID#: 48123061 beginning July 16, 2010 at 10:00 a.m. CDT through 12:00 p.m. CDT on July 23, 2010.

Valmont is the global leader in designing and manufacturing poles, towers and structures for lighting and traffic, wireless communication and utility markets, industrial access systems, highway safety barriers and a provider of protective coating services. Valmont also leads the world in mechanized irrigation equipment for agriculture, enhancing food production while conserving and protecting natural water resources. In addition, Valmont produces a wide variety of tubing for commercial and industrial applications.

This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on assumptions that management has made in light of experience in the industries in which Valmont operates, as well as management’s perceptions of historical trends, current conditions, expected future developments and other factors believed to be appropriate under the circumstances. As you read and consider this release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond Valmont’s control) and assumptions. Although management believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect Valmont’s actual financial results and cause them to differ materially from those anticipated in the forward-looking statements. These factors include among other things, risk factors described from time to time in Valmont’s reports to the Securities and Exchange Commission, as well as future economic and market circumstances, industry conditions, company performance and financial results, operating efficiencies, availability and price of raw material, availability and market acceptance of new products, product pricing, domestic and international competitive environments, and actions and policy changes of domestic and foreign governments. The Company cautions that any forward-looking statement included in this press release is made as of the date of this press release and the Company does not undertake to update any forward-looking statement.

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VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)
(unaudited)

	Second Quarter		Year-to-Date
	13 Weeks Ended		26 Weeks Ended
	26-Jun-10	27-Jun-09	26-Jun-10	27-Jun-09
Net sales	$481,559	$498,810	$848,961	$953,964
Cost of sales	352,913	354,129	619,585	680,967
Gross profit	128,646	144,681	229,376	272,997
Selling, general and administrative expenses	91,345	75,265	160,425	145,262
Operating income	37,301	69,416	68,951	127,735
Other income (expense)
Interest expense	(8,429)	(3,976)	(14,391)	(8,260)
Interest income	1,092	284	1,448	616
Miscellaneous	47	1,608	(30)	(190)
	(7,290)	(2,084)	(12,973)	(7,834)
Earnings before income taxes, minority
interest, and equity in earnings of
nonconsolidated subsidiaries	30,011	67,332	55,978	119,901
Income tax expense	11,682	22,051	21,128	39,306
Earnings before minority interest, equity in
earnings of nonconsolidated
subsidiaries	18,329	45,281	34,850	80,595
Earnings (losses) in nonconsolidated subsidiaries	805	(71)	919	495
Net earnings	19,134	45,210	35,769	81,090
Less: Earnings attributable to the non-controlling interest	(2,019)	(980)	(2,191)	(996)
Net earnings attributable to Valmont Industries, Inc.	$17,115	$44,230	$33,578	$80,094

Average shares outstanding (000's) - Basic	26,087	25,943	26,059	25,928
Earnings per share - Basic	$0.66	$1.70	$1.29	$3.09

Average shares outstanding (000's) - Diluted	26,448	26,223	26,434	26,224
Earnings per share - Diluted	$0.65	$1.69	$1.27	$3.05

Cash dividends per share	$0.165	$0.150	$0.315	$0.280

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VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
SUMMARY OPERATING RESULTS
(Dollars in thousands)
(unaudited)

	Second Quarter		Year-to-Date
	13 Weeks Ended		26 Weeks Ended
	26-Jun-10	27-Jun-09	26-Jun-10	27-Jun-09

Net sales
Engineered Support Structures	$134,726	$150,440	$241,732	$286,476
Utility Support Structures	112,839	216,228	226,067	400,188
Delta	74,165	-	74,165	-
Coatings	33,407	28,600	61,337	58,612
Infrastructure products	355,137	395,268	603,301	745,276

Irrigation	112,160	101,047	220,799	204,109
Other	24,832	17,439	47,121	36,760
Less: Intersegment sales	(10,570)	(14,944)	(22,260)	(32,181)
Total	$481,559	$498,810	$848,961	$953,964

Operating Income
Engineered Support Structures	$8,073	$11,580	$10,684	$18,002
Utility Support Structures	11,942	49,843	26,648	90,318
Delta	7,213	-	7,213	-
Coatings	7,586	6,393	12,118	12,384
Infrastructure products	34,814	67,816	56,663	120,704

Irrigation	16,596	9,800	31,994	21,770
Other	5,201	3,494	9,465	7,097
Corporate	(19,310)	(11,694)	(29,171)	(21,836)
Total	$37,301	$69,416	$68,951	$127,735

Valmont has aggregated its business segments into five reportable segments as follows.

Engineered Support Structures: This segment consists of the manufacture of engineered metal structures and components for the lighting, traffic and wireless communication industries worldwide and for other specialty applications.

Utility Support Structures: This segment consists of the manufacture of engineered steel and concrete structures for the global utility industry.

Coatings: This segment consists of galvanizing, painting and anodizing services.

Irrigation: This segment consists of the manufacture of agricultural irrigation equipment and related parts and services worldwide.

Delta: This segment is comprised of the operations of Delta plc, which was acquired by Valmont on May 12, 2010. Its primary product lines include engineered steel products for access systems, road safety, poles and grinding media; custom galvanizing and the production of manganese dioxide.

In the fourth quarter of 2009, the Company reorganized its management structure and redefined the Utility Support Structures segment to include Utility support structures activities on a global basis. Previously, sales of utility support structures were reported as part of the Engineered Support Structures segment. Fiscal 2009 figures have been reclassified to conform to the 2010 presentation.

In addition to these five reportable segments, Valmont also has other businesses that individually are not more than 10% of consolidated net sales. These businesses, which include the manufacture of tubular products and industrial fasteners, are reported in the "Other" category.

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VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
(unaudited)

	26-Jun-10	27-Jun-09
ASSETS
Current assets:
Cash and cash equivalents	$314,373	$96,262
Accounts receivable, net	376,005	336,168
Inventories	296,634	251,621
Prepaid expenses	23,638	24,824
Refundable and deferred income taxes	35,930	28,444
Total current assets	1,046,580	737,319
Property, plant and equipment, net	434,767	277,886
Goodwill and other assets	542,578	304,236
	$2,023,925	$1,319,441

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current installments of long-term debt	$270	$1,043
Notes payable to banks	9,752	17,634
Accounts payable	202,587	129,662
Accrued expenses	143,634	107,359
Dividend payable	4,346	3,940
Total current liabilities	360,589	259,638
Long-term debt, excluding current installments	517,913	258,418
Other long-term liabilities	269,585	69,741
Shareholders' equity	875,838	731,644
	$2,023,925	$1,319,441

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
CALCULATION OF COST OF DELTA plc ACQUISITION EXPENSES
(Dollars in thousands)
(unaudited)
SECOND QUARTER 2010	As Reported	Delta Transaction Costs	Without Delta Transaction Costs
Operating Income	$37,301	$(11,900)	$49,201

Earnings before taxes and equity in earnings of nonconsolidated subsidiaries	$30,011	$(14,247)	$44,258

Net earnings attributable to Valmont Industries, Inc.	$17,115	$(11,970)	$29,085

Diluted earnings per share	$0.65	$(0.45)	$1.10

YEAR-TO-DATE 2010	As Reported	Delta Transaction Costs	Without Delta Transaction Costs
Operating Income	$68,951	$(14,100)	$83,051

Earnings before taxes and equity in earnings of nonconsolidated subsidiaries	$55,978	$(19,224)	$75,202

Net earnings attributable to Valmont Industries, Inc.	$33,578	$(15,319)	$48,897

Diluted earnings per share	$1.27	$(0.58)	$1.85

The Company incurred certain expenses in the second quarter and first half of 2010 associated with the offer to purchase the ordinary shares of Delta plc (Delta). The expenses included $11,900 and $14,100, respectively, of SG&A expenses related to the Company's evaluation of Delta and other required expenses associated with the Company's offer. The Company also incurred $3,175 and $5,952, respectively, of financing costs related to a bridge financing facility that was established to provide part of the required committed financing to complete the Delta acquisition, as required by United Kingdom takeover regulations, and borrowing costs incurred until the Company acquired Delta on May 12, 2010. The Delta Transaction Costs adjustment for Net earnings above is net of tax effect calculated based on the amounts that are currently deductible at its marginal U.S. tax rate.  Management believes the exclusion of expenses incurred in the quarter related to the pending Delta acquisition is useful for assessing Valmont’s operating performance and provides investors with a more consistent basis of comparison with prior periods.

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